Exhibit 10.6

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT OF PATRICK J. MOORE

This Amended and Restated Employment Agreement (the “Agreement”) by and between Patrick J. Moore (the “Executive”) and Smurfit-Stone Container Corporation (the “Company”) shall be deemed to have been made and entered into as of the date of the order of confirmation entered by the United States Bankruptcy Court for the District of Delaware with respect to the Company’s plan of reorganization in the matter of In re: Smurfit-Stone Container Corp., Case No. 09-10235 (BLS) (the “Chapter 11 Cases”) (such plan, the “Plan of Reorganization” and such date, the “Confirmation Date”), and shall become effective as of the effective date of the Plan of Reorganization (the “Effective Date”).

WHEREAS, the Executive currently is employed as the Company’s Chief Executive Officer (“CEO”) and was Chairman of the Company’s Board of Directors prior to the Effective Date (the Company’s pre- and post-Effective Date Boards of Directors hereinafter collectively referred to herein as the “Board”) and the Company desires to continue to employ the Executive upon and subject to the terms and conditions set forth herein, and the Executive wishes to accept such employment upon and subject to such terms and conditions;

WHEREAS, the Company and the Executive are parties to that certain employment agreement effective as of April 1, 1999, which was amended effective as of January 4, 2002, July 25, 2006 and January 1, 2008 (such employment agreement, together with subsequent amendments, referred to herein as the “Predecessor Agreement”);

WHEREAS, the Company and the Executive desire to enter into the Agreement and, in so doing, to amend and restate the Predecessor Agreement in its entirety;

WHEREAS, the Company has adopted and implemented an Equity Incentive Plan (“Equity Incentive Plan”), as of the Confirmation Date, pursuant to the Plan of Reorganization; and

WHEREAS the Executive is a participant in the Jefferson Smurfit Corporation Supplemental Income Pension Plan II (“SIPP II”), which was not assumed pursuant to the Company’s Plan of Reorganization and therefore is of no further force and effect;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.                                      Employment Period and Positions.  Subject to the terms and conditions of this Agreement (including without limitation Section 5):

(a)                                  the Company shall employ the Executive as its CEO from the Effective Date until the nine (9) month anniversary of the Effective Date (hereinafter referred to as the “Retirement Date”), provided that the Retirement Date may be accelerated to an earlier date (i) by the Board for any reason other than Cause upon thirty (30) calendar days’ advance written notice to the Executive specifying such accelerated Retirement Date (ii) by the Executive if he terminates his employment with the Company for Good Reason or following a Change in Control (as such terms are defined in Section 5 of this Agreement) in accordance with Section 5 of this Agreement; or (iii) due to the Executive’s death (in which case, the Retirement Date shall be the date of the Executive’s death); and

(b)                               on the Retirement Date, the Executive shall retire voluntarily (or, as applicable, be deemed to have retired voluntarily) from his positions and from his employment with the Company (hereinafter referred to as the Executive’s “Retirement”), at which time his employment with and service to the Company shall terminate (such period of the Executive’s employment from the Effective Date until Retirement Date (or such earlier effective date of the termination of his employment for Cause or without Good Reason pursuant to Section 5) herein after referred to as the “Employment Period”); provided that upon the Executive’s Retirement or other termination of his employment, the Board shall, in accordance with its normal procedures for election, retention and removal of directors, determine whether the Executive shall continue his service as a member of the Board.

2.                                                  Duties and Responsibilities.

(a)                                  During the Employment Period, the Executive (i) shall perform the duties assigned to him by the Board from time to time (provided that the Executive shall not be assigned tasks inconsistent with those of CEO) faithfully, with the utmost loyalty, to the best of his abilities and in the best interests of the Company; (ii) shall devote his full business time, attention and effort to the affairs of the Company, except that the Executive may continue to serve on corporate boards (in addition to the Board) and/or (y) civic or charitable boards or committees, in either case as long as such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s employment duties and responsibilities or harm the business or reputation of the Company or any of its Affiliates; and (iii) shall not engage in any other business activities (whether or not for gain, profit, or other pecuniary advantage) or any other actions which he knows or reasonably should know could harm the business or reputation of the Company or any of its affiliates or other related entities. The time involved in such activities shall not be treated as vacation time.  The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., directors fees and honoraria).   For purposes of this Agreement, “Affiliates” shall mean any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a 20% or greater equity interest.

(b)                                 The Executive shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company.  The Executive will at all times during the Employment Period strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of Company executives.  Except as provided in Section 2(a), the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way.

(c)                                  The Executive covenants, represents and warrants that:  (i) the execution, delivery and complete performance of this Agreement by him does not and will not breach,

violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; and (ii) he is not a party to or bound by any employment or services agreement, confidentiality agreement, noncompetition agreement, other restrictive covenant, or other obligation or agreement that would or could prohibit or restrict him from being employed by the Company or from performing any of his duties under this Agreement.

(d)                                 The Executive shall not, at any time during or after his employment with the Company, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Company or any of its Affiliates or any members of their respective boards of directors or managements, or any of their respective business affairs or performance.  The Company, members of its Board and its senior executives shall not, at any time during or after the Executive’s employment with the Company, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Executive.

3.                                                  Compensation and Benefits.

(a)                                  Base Salary.  During the Employment Period, subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary at the gross rate of $1,107,000 (the “Base Salary”), payable in installments in accordance with the Company’s executive payroll policy (but not less frequently than monthly).

(b)                                 Incentive Compensation.  During the Employment Period, the Executive shall be eligible to participate in the Company’s annual incentive plan(s), including without limitation the Company’s Management Incentive Plan (“MIP”), with an initial target level incentive bonus percentage for the 2010 MIP equal to 125% of the Executive’s Base Salary and a subsequent target level incentive bonus percentage for the 2010 MIP (that shall become effective at such time as set forth in, and in accordance with, the terms of the 2010 MIP) equal to 115% of the Executive’s Base Salary, provided that the gross amount of any such annual incentive bonus payment to the Executive under the 2010 MIP shall be reduced by $30,000 at the time that such bonus is paid, and further provided that such reduction in such 2010 MIP bonus payment shall not be considered, and shall be excluded, for purposes of determining any other amounts to which the Executive is or may be entitled under any other provision of this Agreement (including without limitation Sections 4 and 8) or otherwise.

(c)                                  Special Annual Incentive and Change-in-Control Payments.  Subject to the terms and conditions of this Agreement (including without limitation Section 11) and provided that the Executive complies with his obligations under this Agreement (including without limitation those contained in Sections 2, 6, 9 and 10) and the Executive’s employment has not terminated for Cause or without Good Reason (each as defined in this Agreement):

(i)                                the Company shall pay the Executive a special annual incentive payment (the “Special Annual Incentive Payment”) in the amount of (A) $3,500,000 reduced by (B) that portion of the Executive’s target level incentive bonus under the Company’s 2009 Long-Term Incentive Plan approved in the Chapter 11 Cases (the “2009 LTIP”) that was (i) based only upon the Company’s financial performance (and not any restructuring goals under the 2009

LTIP) and (ii) earned in 2010 (the “2010 LTIP Credit”).  The 2010 LTIP Credit is calculated as those number of full calendar months between January 1, 2010 and the Effective Date divided by the twenty-four (24) months in the 2009 LTIP plan cycle.  The Special Annual Incentive Payment is payable in a lump sum on the earlier of (X) the sixtieth (60th) calendar day after the Retirement Date or (Y) March 15, 2011, which amount of the Special Annual Incentive Payment the Executive acknowledges and agrees is in lieu of the Executive’s receipt of any grant of equity in the Company pursuant to the Company’s Plan of Reorganization or the Equity Incentive Plan;

(ii)                             in the event (A) of a Change in Control (as defined in this Agreement) during the Employment Period or (B) that, at any time prior to the Retirement Date, the Company receives an offer from a third party to purchase the Company or enter into any other transaction(s) that would constitute a Business Combination (as defined in this Agreement) that results in a Change in Control at any time within fifteen months after the Effective Date (and provided that the Executive participated in the efforts to sell the Company or to otherwise effectuate the Business Combination), the Company shall pay to the Executive, within thirty calendar (30) days after the Change in Control, an additional lump sum amount equal to (X) the monetary value of equity that the individual holding the positions of President and Chief Operating Officer (“COO”) of the Company as of the Effective Date would receive if all of the equity-based compensation that such President and COO received pursuant to and in accordance with the Company’s Plan of Reorganization (i.e., that pursuant to the Plan of Reorganization, the President and COO will receive 0.9% of the common shares of the Company issued on the Effective Date on a fully diluted basis, allocated in a restricted stock unit award with respect to 0.22% of such common shares and in an award granting options to acquire 0.68% of such common shares) were fully vested and liquidated at the Change in Control Value (as defined below) reduced by (Y) the amount of the Special Annual Incentive Payment; and

(iii)                          for purposes of Section 3(c)(ii):  (A) “Change in Control Value” means the consideration paid or payable or the value received or receivable with respect to a share of common stock of the Company in connection with the Change in Control (as reasonably determined by the Company), multiplied by the number of shares of common stock, common stock units, or common stock equivalents held by the President and COO of the Company as of the Effective Date; and (B) in the case of an option, stock appreciation right or the equivalent, “Change in Control Value” means the amount described in the preceding Section 3(c)(iii)(A), reduced by the exercise price or strike price of the option, stock appreciation right or the equivalent.

(d)                                 Employee Benefits.  During the Employment Period, the Executive shall be eligible to participate in such employee benefit plans (including group medical and dental), and to receive such other fringe benefits and perquisites (including but not limited to reimbursement for annual income tax return preparation and tax counseling up to $25,000 per year), as the Company may make available to senior executives generally, subject to all present and future terms and conditions of such benefit plans and other fringe benefits and perquisites.  If the Executive elects to pay the entire premium for long-term disability coverage with after-tax dollars, the Company will reimburse the Executive for the amount of such premium.  The Company reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its employee and fringe benefits, perquisites, benefit plans, policies and procedures, in whole or in part, at any time with or without notice, provided that the Company will not make any change to the Executive’s employee or fringe benefits that it does not also make on a consistent basis for other senior executives of the Company.

(e)                                  Executive Plans and Programs.  During the Employment Period, the Executive shall be entitled to participate on substantially the same basis as the Company’s other senior executive officers in any executive benefit plans offered by the Company, provided that the Executive shall not be entitled to receive any emergence equity grant pursuant to the Company’s Plan of Reorganization or Equity Incentive Plan.

(f)                                    Vacation.  The Executive shall be entitled to accrue vacation in accordance with the Company’s vacation policy for senior executive officers as in effect or amended from time to time, but in no event less than five (5) weeks per calendar year.

(g)                                 Expense Reimbursement.  The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him in connection with his duties hereunder (including, without limitation, Section 10) after the Executive’s timely presentation of IRS-acceptable itemized and documented accounts of such expenditures, provided that the Executive shall secure the Board’s approval before incurring any extraordinary expenses, and provided further that such reimbursement for reasonable and necessary business expenses is subject to the Company’s expense reimbursement policy.

(h)                                 Withholdings and Deductions.  Any and all payments to the Executive under this Agreement shall be reduced by required or authorized withholding and deductions.

(i)                                     Clawback.  In the event that the Board determines in good faith that the amount of any incentive and/or performance based compensation based in whole or in part on the financial performance of the Company (or any division thereof) paid or granted to the Executive was materially incorrect because the performance criteria were applied incorrectly, within sixty (60) days after receiving written notice from the Board, the Executive shall repay to the Company the portion of any cash payments or return and forfeit the portion of any such grant, as the case may be, that the Executive received that he was not entitled to receive due to such incorrect application of the performance criteria (which such amount(s) to be repaid or returned shall be reduced by the Net Tax Costs (as defined below)), provided that the foregoing written notice from the Board is received by the Executive no later than the earlier of (i) ninety (90) days after the date on which the Company becomes aware of the incorrect application of the performance criteria and (ii) the second anniversary of the payment, vesting or delivery, as applicable, of the compensation.  “Net Tax Costs” shall mean the net amount of any federal, state or local income and employment taxes paid by the Executive in respect to the portion of the compensation subject to repayment or return, after taking into account any and all available deductions, credits or other offsets allowable to the Executive (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether the Executive would be required to amend any prior income or other tax returns.

4.                                                  Payments Upon Retirement.

Upon and subject to his Retirement from his employment and separation from service with the Company as set forth in Section 1 above (including due to any acceleration of the Retirement Date as set forth therein), subject to the terms and conditions of this Agreement (including without limitation Sections 6 and 11), provided that the Executive executes (without revoking) and returns to the Company an enforceable waiver and release in a form acceptable to the Company (a “Release Agreement”) within the time period specified by the Company (which time period shall not be more than sixty (60) calendar days after the effective date of the Executive’s termination of employment) and that the applicable statutory revocation period with respect to such Release Agreement has expired, and further provided that the Executive remains in compliance with his obligations under this Agreement (including without limitation those contained in Sections 9 and 10), the Company’s sole obligation under this Agreement shall be to:

(a)                                  pay to the Executive a new supplemental pension benefit that shall be determined and payable in accordance with the applicable terms and conditions of, and formula(s) set forth in, the SIPP II, as though the SIPP II had continued in effect after the Effective Date (the “Supplemental Pension Benefit”), provided that, notwithstanding anything to the contrary in the SIPP II, the Supplemental Pension Benefit shall (i) be determined using the Executive’s total service credit with the Company, its Affiliates and their respective predecessors, which service credit shall include the Executive’s service with any such predecessor(s) of the Company or any of its Affiliates from January 1, 1987 through and including the Retirement Date, (ii) be payable in such manner and at such time(s) as it would have been paid under the SIPP II, pursuant to the Executive’s election thereunder, had the SIPP II continued in effect after the Effective Date, and (iii) include as necessary for purposes of calculating the Executive’s final average earnings under the SIPP II such compensation received by the Executive prior to the Effective Date (including prior to the commencement of the Chapter 11 Cases) and thereafter, further provided, however, that the Executive acknowledges and agrees that such final average earnings calculation excludes any cash long-term incentive plan payments made to the Executive after the filing of the Chapter 11 Cases and the payments set forth in Section 3(c) of this Agreement;

(b)                                 provide the Executive with reasonable office space and secretarial support at the Company’s offices in the St. Louis, Missouri metropolitan area, at the Company’s expense, through the period ending on December 31 of the second year following the Retirement Date (except in the case of the Executive’s death), provided that the Executive’s entitlement to the foregoing shall cease upon his full-time employment by another employer;

(c)                                  pay the Executive the Special Annual Incentive Payment and any payment due pursuant to the terms and conditions of Section 3(c)(ii), in the amount(s) and at the time(s) described in Section 3(c) to the extent not theretofore paid;

(d)                                 in the event the Retirement Date occurs on or prior to December 31, 2010, pay the Executive (i) an amount equal to the difference between $1,107,000 and the portion of the Base Salary that the Executive already has earned as of the effective date of the termination, payable in a lump sum on the sixtieth (60th) calendar day after the Retirement Date; and (ii) an additional amount equal to difference between (A) the total actual annual incentive bonus(es) under the Company’s 2010 MIP that the Executive would have earned during the 2010 MIP plan year had he remained employed and been entitled to receive such bonus(es) for the entire 2010 MIP plan year (including the reduction thereto as set forth in Section 3(b) of this Agreement) and (B) the portions of any such annual incentive bonus(es) already earned by the Executive during the 2010 MIP plan year, which amount of such difference shall be paid at such time(s) as provided in such 2010 MIP for participants who have not had a separation from service;

(e)                                  in the event that the Retirement Date occurs during calendar year 2011, a pro-rated portion of the annual incentive bonus(es) that the Executive would have earned for the performance period(s) in 2011 as though he had remained employed and been entitled to receive such bonus(es) for the applicable incentive plan performance period(s), the amount of which pro-rated bonus payment(s) shall be based upon the number of full calendar months in which the Executive was employed during the applicable performance period(s), divided by the number of full calendar months in the applicable performance period(s), which payment(s) shall be paid at such time(s) as provided in such 2011 annual incentive plan as though the Executive had remained employed through the entire applicable performance period(s);

(f)                                    determine the Executive’s age and service with the Company with respect to the amount of benefits under the Company’s executive benefit plans based upon the Executive’s actual age and service as of the Retirement Date;

(g)                                 pay to the Executive the amounts set forth in Section 8(a) of this Agreement to the extent that such amounts do not duplicate any amount(s) set forth in Section 4(a); and

(h)                                 pay the employer portion of the costs of continued health coverage at the Executive’s then-current level under the Company’s health, dental, life, disability and other welfare benefit plans (the Executive to pay the employee’s portion at regular employee rates) for a period of three (3) years following the Retirement Date; provided that if the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits.  The amount of such continued coverage shall be determined, if applicable, by adding 36 additional months of age and service to the Executive’s actual age and service as of the Executive’s Retirement Date and as if the Executive earned compensation during such 36-month period at the rate in effect during the twelve (12) month period immediately preceding his Retirement Date.  The Executive’s eligibility for any retiree medical or life coverage following such Retirement Date shall also be determined by adding 36 additional months of age and service to the Executive’s actual age and service as of the Retirement Date.  Notwithstanding the foregoing, the Executive shall not be entitled to the benefits provided in this Section 4(h) to the extent that he becomes eligible for coverage under another employer’s benefit plans.

The Executive acknowledges and agrees that under no circumstances will he receive, or be entitled to receive, any of the benefits set forth in Section 8 of this Agreement due to his Retirement as defined in Section 1 of this Agreement, except as expressly set forth in Section 4(f) above.  In the event that the termination of the Executive’s employment is due to Retirement as set forth in Section 1, the Executive agrees to execute (without revoking) and return to the Company a waiver and release in a form acceptable to the Company (a “Release Agreement”) within the time period specified by the Company (which time period shall not be more than sixty (60) calendar days after the effective date of the Executive’s termination of employment) as a condition of receiving the payments and benefits set forth in this Section 4, and provided that the applicable statutory revocation period with respect to such Release Agreement has expired, subject to the terms and conditions of this Agreement, such payments in this Section 4 shall be made at later of (A) such times of payment specified in the applicable subsections of this Section 4 and (B) the sixtieth (60th) calendar day following the Retirement Date.

5.                                                  Termination of Employment Prior to the Retirement Date.

(a)                                  Termination by the Company for Cause.  Notwithstanding anything to the contrary herein, the Company may terminate the Executive’s employment for Cause (as defined herein) at any time immediately upon written notice.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) the Executive’s willful and continued failure to substantially perform his duties as an executive of the Company (other than any such failure resulting from inability due to physical or mental illness or Incapacity) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and which gives the Executive at least thirty (30) days to cure such alleged deficiencies, (ii) the Executive’s willful misconduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executive officers of the Company.  The Company and the Executive acknowledge and agree that an acceleration of the Retirement Date by the Company pursuant to Section 1 of this Agreement alone shall not be deemed a termination for Cause.

(b)                                 Voluntary Resignation by the Executive With or Without Good Reason.  Notwithstanding anything to the contrary herein, the Executive may terminate his employment with the Company for Good Reason (as defined herein) at any time by written notice to the Company, in which case his termination shall be a Retirement.  At any time after the ninetieth (90th) calendar day after the Effective Date, the Executive may terminate his employment with the Company upon sixty (60) calendar days’ advance written notice without Good Reason (provided that this Section 5(b) shall not apply to the Executive’s Retirement as set forth in Sections 1 and 4).  The Executive’s employment shall terminate effective as of the effective date of any such notice or such later effective termination date as the Executive may specify in the notice (which shall in no event be later than sixty (60) calendar days after the notice is given unless otherwise agreed to in writing by the Board).  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (i) assigning the Executive duties that are materially inconsistent with those of a CEO for similar companies in similar industries; (ii) requiring the Executive to report other than to the Company’s Board; (iii) a material breach of this Agreement by the Company; (iv) requiring the Executive to relocate his principal business office to a location not within fifty (50) miles of either the Company’s principal business office located in the St. Louis, Missouri metropolitan area or the Chicago, Illinois metropolitan area (provided that the Company’s requiring the Executive to relocate his principal office from the Chicago, Illinois metropolitan area to the St. Louis, Missouri metropolitan area, or from the St. Louis, Missouri metropolitan area to the Chicago, Illinois metropolitan area, will not constitute Good Reason); and (v) the Agreement is not assigned to a successor to the Company pursuant to the Plan of Reorganization; provided, however, that an occurrence that otherwise may constitute Good Reason hereunder shall not constitute Good Reason unless the Executive (y) provides to the Company, at least thirty (30)

calendar days prior to the Executive’s contemplated resignation for Good Reason, a written notice containing reasonable detail setting forth the basis for the Executive’s claim that an occurrence constitutes Good Reason, and (z) the Company fails to cure or otherwise remedy such occurrence within thirty (30) calendar days after receiving such notice from the Executive.  The Executive acknowledges and agrees that the restructuring events that have taken place or will take place solely pursuant to the Company’s Plan of Reorganization shall not constitute Good Reason for purposes of this Agreement.

(c)                                  Voluntary Termination Following a Company Change in Control.  Notwithstanding anything to the contrary herein, the Executive may terminate his employment with the Company following a Company Change in Control (as defined herein), at any time during the Employment Period, upon thirty (30) calendar days’ advance written notice to the Company. Such a termination shall be a Retirement. Neither a Change in Control with respect to any affiliate of the Company nor an assignment of this Agreement to any reorganized entity of the Company pursuant to the Plan of Reorganization shall constitute a Change in Control for the purposes of this Agreement.  “Change in Control” shall mean the occurrence of any one or more of the following:

(i)                                The “beneficial ownership” of securities representing more than 20% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof) other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company; provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this definition will not be a Change in Control under this subparagraph (i), and provided further that immediately prior to such accumulation, holding or acquisition, such person was not a direct or indirect beneficial owner of 20% or more of the Company Voting Securities;

(ii)                             Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)                          Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (i) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (ii) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)                         Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company; or

(v)                            The consummation of a reorganization, complete liquidation, or dissolution under the U.S. Bankruptcy Code subsequent to the Effective Date (and excluding the Plan of Reorganization and the Chapter 11 Cases as defined herein).

6.                                                  The Executive’s Duties After Notice of Retirement or Termination.  For any period in which the Executive gives or is given notice prior to the effective date of the Executive’s termination of employment (including due to any acceleration of the Retirement Date), the Executive shall be expected and required to continue performing the Executive’s duties and responsibilities in accordance with Section 2 of this Agreement for the notice period up to the effective date of the termination of the Executive’s employment.

7.                                                  Removal from Positions.  Unless otherwise determined by the Board, any termination of the Executive’s employment (including because of the Executive’s Retirement) shall automatically effectuate the Executive’s removal from the officer positions that the Executive then holds with the Company and its Affiliates and any employee benefit plans, as of the effective termination date.

8.                                                  Payments Upon Termination of Employment Other Than Due to Retirement.

(a)                                  The parties acknowledge and agree that except as expressly provided in Sections 4 and 8(b) of this Agreement, in the event of the termination of the Executive’s employment, the Company’s sole obligation under this Agreement shall be to pay the Executive (i) any earned but unpaid Base Salary through the effective date of the termination; (ii) any earned but unpaid bonus (if any) under the Company’s annual incentive plan pursuant to, and in accordance with, the terms and conditions of such plan; (iii) an amount equal to the Supplemental Pension Benefit, at the time and in the amount set forth in Section 4(a) of this Agreement, provided that such amount shall be calculated as though the Executive had retired as of the effective termination date of his employment; (iv) any earned but unused vacation time as determined in accordance with the Company’s policies then in effect; and (v) any unreimbursed expenses pursuant to Section 3(g) of this Agreement existing at that time.

(b)                                 In the event that the Executive terminates his employment with the Company without Good Reason in accordance with Section 5(b) of this Agreement, subject to the terms and conditions of this Agreement, the Company’s sole obligation under this Agreement shall be to pay to the Executive:  (i) such amounts due to him pursuant to Section 8(a) of this Agreement; and (ii) a pro-rated portion of any annual incentive bonus(es) that the Executive would have earned for the performance period(s) in which the effective termination date of his employment occurred as though he had remained employed and been entitled to receive such bonus(es) for the applicable incentive plan performance period(s), the amount of which pro-rated bonus payment(s) shall be based upon the number of full calendar months in which the Executive was employed during the applicable performance period(s), divided by the number of full calendar months in the applicable performance period(s) and shall be paid at such time(s) as provided in such annual incentive plan as though Executive had remained in employment.

(c)                                  The Executive acknowledges and agrees that under no circumstance will he receive or be entitled to receive payments pursuant to more than one of Sections 4 and 8 of this Agreement and that there shall be no “double” payments pursuant to such Sections in the event of the termination of the Executive’s employment as forth therein; and further acknowledges and agrees that for purposes of Section 8 of this Agreement, “annual incentive bonus” shall mean the Executive’s incentive bonus under the Company’s MIP then in effect or such other similar annual incentive bonus plan or program then in effect.

(d)                                 Timing of Payments.  Subject to the terms and conditions of this Agreement (including without limitation Section 11), the payments and benefits in Sections 8(a) and 8(b) will be paid or commence (as applicable) at such times and in such manner as set forth in the individual provisions of this Agreement referenced therein or the applicable Company policy and plan documents.

(e)                                  Release.  Notwithstanding the foregoing, the Execute agrees to execute (without revoking) a Release Agreement within the time period specified by the Company (which time period shall not be more than sixty (60) calendar days after the effective date of the Executive’s termination of employment) as a condition of receiving the payments and benefits set forth in Sections 8(a)(iii) and 8(b)(ii).

9.                                                  Confidentiality, Intellectual Property and Restrictive Covenants.  The Company and the Executive agree that, in each of his various senior management positions with the Company and otherwise by virtue of his unique relationship with the Company (including pursuant to this Agreement), the Executive has and will acquire and have access to, and has and will continue to develop substantial and intimate knowledge of, the Company’s Confidential Information (defined below), and has and will also continue to develop a unique and comprehensive familiarity with the Company and the Business Conducted by the Company or

any of its Affiliates, which the Executive would not have otherwise had but for his employment with the Company, and which the Executive acknowledges are valuable assets of the Company.  Accordingly, the Executive agrees, in exchange for the consideration and mutual covenants contained in this Agreement, to undertake the following obligations, which he acknowledges are reasonably designed to protect the legitimate business interests of the Company, without unreasonably restricting his post-employment opportunities:

(a)                                  Confidential Information.  The Executive acknowledges that during his employment with the Company he has had and will continue to have, and may continue to have during the Non-Compete Period (as defined below), access to Confidential Information of the Company, its Affiliates and, in certain situations, certain third parties who provide information to the Company subject to confidentiality and non-use restrictions.  All Confidential Information is of irreplaceable value to the Company, its Affiliates and such third parties.  Except as required to perform the Executive’s responsibilities for the Company and its Affiliates, to comply with law or regulation, or as authorized in writing in advance by the Company, the Executive shall not, at any time, use, disclose, or take any action which may result in the use or disclosure of any Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, its Affiliates and, in certain situations, certain third parties who provide information to the Company subject to confidentiality and non-use restrictions, and includes, but is not limited to, actual and prospective customer and client lists and pricing information, business plans, programs and tactics, research and development information (including without limitation information relating to the formulation, testing, registration, use, safety, efficacy and/or effects of marketed products and compounds under development), personnel information, and all other information unique to the Company and not readily available to the public, including designs, improvements, inventions, formulas, compilations, methods, strategies, capabilities, forecasts, software programs, processes, know-how, data, operating methods and techniques, “Inventions or Developments” (as defined below), and all business costs, profits, vendors, markets, sales, products, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

(b)                                 Inventions or Developments.  The Executive agrees that he will, now and in the future, promptly and fully disclose to the Company all discoveries, improvements, inventions, formulas, ideas, processes, designs, techniques, know-how, data and computer programs (whether or not patentable, copyrightable or susceptible to any other form of protection), that are or have been made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during his employment with the Company, that are related in any way to the past, current or future business or products of the Company or any of its Affiliates or are devised, made, developed, reduced to practice or perfected utilizing equipment or facilities of the Company or any of its Affiliates (collectively, the “Inventions or Developments”).  All Inventions or Developments shall be the sole property of the Company, including all patents, copyrights, intellectual property or other rights related thereto and the Executive assigns to the Company all rights (if any) that the Executive may have or acquire in such Inventions or Developments.  Notwithstanding the foregoing, this Section 9(b) shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of the Company or its Affiliates were used and which were developed entirely on the Executive’s own time, unless:  (i) the Inventions or Developments relate to the Business

Conducted by the Company or any of its Affiliates or the actual or demonstrably anticipated research or development of the Company or any of its Affiliates; or (ii) the Inventions or Developments result from any work performed by the Executive for the Company or any of its Affiliates.

(c)                                  Restrictive Covenants.  The Executive agrees that during the Executive’s employment and for the two (2) year period following the effective date of any termination of the Executive’s employment for any reason (the “Non-Compete Period”), unless the Company gives its advance written consent, the Executive shall not:

(i)                                participate or engage in, directly or indirectly (whether as an owner, agent, representative, partner, employee, officer, director, independent contractor, consultant, advisor, or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Non-Compete Period, is competitive with the Business Conducted by the Company or any of its Affiliates anywhere in the United States, Canada, Mexico, or China (hereinafter, the “Geographic Area”) and which business the Company was engaged (either actively as a going concern or in the process of developing to market) during the two (2) year period preceding his termination of employment;

(ii)                             directly or indirectly solicit any current employee of the Company or any of its Affiliates, or any individual who becomes an employee of the Company or any of its Affiliates during the Non-Compete Period, to leave such employment and join or become affiliated with any business that is, during the Non-Compete Period, competitive with the Business Conducted by the Company or any of its Affiliates within the Geographic Area; or

(iii)                          directly or indirectly solicit, seek to divert or dissuade from continuing to do business with or entering into business with the Company or any of its Affiliates, any supplier, customer, or other person or entity with which the Company had, or was actively planning or pursuing, a business relationship at any time during the two (2) year period preceding his termination of employment.

For purposes of this Agreement, during the Executive’s employment, “Business Conducted by the Company or any of its Affiliates” shall mean (a) all businesses conducted by the Company or any of its Affiliates and (b) any material new line of business in which the Company or any of its Affiliates is contemplating engaging in, provided that the plans for the Company or any of its Affiliates to engage in such material new line of business were presented to and not rejected by the Board.  For purposes of this Agreement, for two-year period following the effective date of any termination of the Executive’s employment, “Business Conducted by the Company or any of its Affiliates” shall mean (a) all business conducted by the Company or any of its Affiliates as of the effective date of the Executive’s termination of employment and (b) any material new line of business in which the Company or any of its Affiliates engages within the one-year period following the effective date of the Executive’s termination of employment, provided that the plans for the Company or any of its Affiliates to engage in such material new line of business were presented to and not rejected by the Board prior to the effective date of the Executive’s termination of employment and while the Executive was a member of the Board.

(d)                                 No Diversion of Business Opportunities and Prospects.  The Executive agrees that during his employment with the Company:  (i) the Executive shall not directly or indirectly engage in any employment, consulting or other business activity that is competitive with the Business Conducted by the Company or any of its Affiliates; (ii) the Executive shall promptly disclose to the Company all business opportunities that are presented to the Executive in his capacity as an employee of the Company; and (iii) the Executive shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

(e)                                  Return of Property.  The Executive acknowledges and agrees that immediately upon his termination of employment with the Company (including due to his Retirement) he will promptly return (without retaining any copies) all property of the Company, its Affiliates or any third parties that is within his possession, custody or control by virtue of his employment with the Company.  Property to be returned to the Company shall include without limitation any and all documents and other things (whether in tangible or electronic format and whether such documents or things contain information that reflect or contain any Confidential Information or proprietary information) in the Executive’s possession, custody or control, further including without limitation all computer programs, passwords, files, and diskettes, all written and printed files, manuals, contracts, memoranda, forms, notes, records and charts (and any and all copies of, or extracts from, any of the foregoing), vehicles, keys, cell phones, credit cards and other equipment and materials furnished to him by the Company; provided, however, that (i) the Executive shall be entitled to keep his home office equipment; and (ii) the Company and the Executive shall work together to ensure that any Confidential Information, Inventions or Developments, or other Company business information is removed from such home office equipment.

(f)                                    Irreparable Harm.  The Executive acknowledges that:  (i) the covenants contained in Sections 2(d) and 9 are reasonable in scope and duration, will not unduly restrict the Executive’s ability to engage in his livelihood, and the Executive’s compliance with Sections 2(d) and 9 is necessary to preserve and protect the Confidential Information, Inventions or Developments, and other legitimate business interests of the Company; (ii) any failure by the Executive to comply with the provisions of Sections 2(d) and 9 will result in irreparable and continuing injury to the Company for which there will be no adequate remedy at law; and (iii) in the event that the Executive should fail to comply with the terms and conditions of Sections 2(d) and 9, in addition to the Company’s right to set off any actual monetary damages to the Company that are a consequence of such failure to comply against any payments and benefits due to the Executive pursuant to Sections 4 or 8 (but excluding Sections 4(a) and 8(a)(iii)) (provided that any such set offs first shall be taken from amounts not subject to Section 409A of the Code (as defined in Section 11 below), and if such amounts are insufficient, any additional set off shall not be taken until the time an amount subject to Section 409A of the Code would otherwise be paid pursuant to the terms of this Agreement), the Company shall be entitled, in addition to and without limiting such other relief as may be proper, to all types of equitable relief (including but not limited to the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with Sections 2(d) and 9, to restore to the Company its property, and to make the Company whole.  The Company and Executive acknowledge and agree that the Company or the Executive’s failure to enforce or insist on its or his rights under Sections 2(d) and 9 shall not constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.  If the provisions of Sections 2(d) and 9 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum lesser limitations permitted by such law.

10.                                           Cooperation.  At the request and upon reasonable advance notice where practicable and at the sole expense of the Company, whether during or at any time after the Executive’s employment with the Company or any of its Affiliates, the Executive shall cooperate fully with the Company and its Affiliates (a) in investigating, defending, prosecuting, litigating, filing, initiating or asserting any claims or potential claims (including without limitation in connection with any legal proceeding of any kind) that may be made by or against the Company or any of its Affiliates, to the extent that such claims may relate to or arise out of the Executive’s employment with the Company or any of its Affiliates or with respect to which the Executive has knowledge and (b) without in any way limiting subsection (a) above, to secure any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and/or in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.  If such cooperation is provided during the Executive’s employment with the Company or any of its Affiliates, the Executive shall not receive any additional compensation from the Company for such cooperation.  If the Executive no longer is employed by the Company or any of its Affiliates, the Executive’s obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with his other business obligations.  If the Executive spends in excess of ten (10) hours in compliance with this Section 10 after he is no longer employed by the Company or any of its Affiliates, the Company shall compensate the Executive at an hourly rate equal to the amount determined by dividing (x) the Executive’s Base Salary as of the first day of the fiscal year of the Company within which the Executive’s employment is terminated by (y) 2000, and shall reimburse the Executive for any reasonable expenses incurred as a direct result of his providing such cooperation in accordance with Section 3(g) of this Agreement.  The Company shall provide such compensation for the Executive’s cooperation within thirty (30) calendar days after receiving from the Executive a written statement stating the number of hours for which he seeks payment and brief description of the cooperation provided, provided that the Executive submits such statement within thirty (30) calendar days after the end of the calendar month in which the Executive provided such cooperation.  The Executive’s obligation to cooperate hereunder shall include, without limitation, meeting with such persons at such times and in such places as the Company or its Affiliates may require, and giving evidence and testimony and executing and delivering to the Company and any of its Affiliates any papers requested by any of them (including without limitation joint defense agreements and affidavits).  The Executive shall provide immediate notice to the Company of any subpoena or other legal document that he receives that relates in any way to the Company or any of its Affiliates, along with a copy of such subpoena or other legal document.

11.                                           Compliance with Section 409A.  All references in this Agreement to the Executive’s termination of employment shall mean his separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations promulgated thereunder.  To the extent this Agreement provides for compensation that is deferred compensation subject to Section 409A of the Code, it is intended that the Executive not be subject to the imposition of taxes and penalties (“409A Penalties”)

under Section 409A of the Code, and shall be construed in accordance with that intent.  In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  Notwithstanding any other provision in this Agreement, if as of the date on which the Executive’s employment terminates, the Executive is a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code, for which payment is triggered by Executive’s separation from service (other than on account of death), and that under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of the Executive’s death.  In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require the Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse that Executive for said costs within thirty (30) calendar days after the end of such period.  With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred by the Executive.  The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year (including without limitation pursuant to Sections 10 and 23) shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  The Executive acknowledges and agrees that notwithstanding this Section 11 or any other provision of this Agreement, the Company and its Affiliates are not providing him with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to the Executive with respect to the tax consequences or treatment of any amounts paid or payable to the Executive under this Agreement.

12.                                           Section 280G Gross-up.  To the extent permitted by applicable law:

(a)                                  in the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive after the date hereof pursuant to the terms of this Agreement or otherwise (including without limitation any deferred compensation plans), determined without regard to any additional payments required under this Section 12(a) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect thereto are incurred by the Executive with respect to any such tax (any such tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Additional Tax”), then, subject to the Executive’s compliance with Section 12(c), the Executive shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Additional Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Additional Tax imposed upon the Payments; provided, however, that notwithstanding the foregoing provisions of this Section 12(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the amount of the aggregate Payments is less than 110% of the product of (A) three (3) times (B) the Executive’s Base Amount (as such term is defined in Section 280G of the Code), then no Gross-Up Payment shall be made to the Executive and the cash Payments provided in Section 8 of this Agreement shall first be reduced, and the non-cash Payments and benefits shall thereafter be reduced, until no amount of the Payments shall be subject to the exercise tax under Section 4999 of the Code;

(b)                                 the parties are entering into this Agreement with the reasonable mutual understanding that the Payments are not subject to Additional Taxes, and the parties shall, subject to this Section 12(b), report such amounts in their federal tax returns for the appropriate periods in a manner consistent with such understanding.  Subject to the provisions of Section 12(c), all other determinations required to be made under this Section 12(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 12(b), shall be paid by the Company to the Executive within the earlier of five (5) business days after the Company’s receipt of the Accounting Firm’s determination and the end of the Executive’s taxable year next following the taxable year in which the Executive pays the Additional Taxes to which such Gross-Up Payment relates to the applicable taxing authority.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive;

(c)                                  the Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Additional Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Any amount the Company is obligated to pay or indemnify under this Section 12(c) shall be paid or indemnified on or before the last day of the calendar year following the calendar year in which the expense, cost or Additional Tax was incurred.  Without limitation on the foregoing provisions of this Section 12(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Additional Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority; and

(d)                                 as a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that a greater or lesser Additional Tax is due.  In the event that the Additional Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, at the time that the amount of such reduction in Additional Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Additional Tax and taxes imposed on the Gross-Up Payment being repaid by the Executive) plus interest on the amount of such repayment at 120% of the rate provided in Code Section 1274(b)(2)(B).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Additional Tax with respect to the total Payments.  The Company shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency.

13.                                           Notices.  Notices given pursuant to this Agreement shall be in writing and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fourth day after mailing by certified mail, or upon the second day after sending by express courier service.  Notice to the Company shall be directed to:

Smurfit-Stone Container Corporation

Six CityPlace Drive

Creve Coeur, Missouri 63141

Attention:  General Counsel

Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.  Either party may change the person and/or address to which the other party must give notice under this Section by providing written notice of such change, in accordance with the procedures described in this Section 13.

14.                                           Assignment.  This Agreement is enforceable by the Company and its affiliates and other related entities and shall be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other Affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company (including without limitation any successor and/or reorganized entit(ies) of the Company or any of its Affiliates upon the Effective Date).  The Executive and the Company agree that upon the Effective Date, this Agreement shall be assigned to and binding upon such successor entit(ies) of the Company as set forth in the Plan of Reorganization, provided that nothing herein shall limit or otherwise affect the Company’s right to further assign or transfer this Agreement after the Effective Date as set forth in the preceding sentence.  The Executive may not assign any of his rights or obligations under this Agreement during his life.  Upon the Executive’s death, this Agreement will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

15.                                           Beneficiary.  If the Executive dies prior to receiving the amounts to which he is entitled under this Agreement (if any), subject to and in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary designated by the Executive in writing to the Company during his lifetime (“Beneficiary”), or if no such Beneficiary is designated, to the Executive’s estate.  Notwithstanding anything to the contrary herein, the Beneficiary shall not be entitled to receive any amounts pursuant to this Agreement that are conditioned upon a Release Agreement unless the Beneficiary and any other authorized representatives of the Executive’s estate execute a waiver and release of claims in accordance with the Executive’s obligations set forth in Section 4.  The Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time and from time to time by submitting to the Company a new designation in writing.

16.                                           Severability.  Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The Executive and the Company agree that in the event that any provision of this Agreement is found to be unreasonable or otherwise unenforceable by a court, it is the purpose and intent of the parties that any such provision be deemed modified or limited, so that as modified or limited, such provision may be enforced to the fullest extent possible.  If any provision of this Agreement is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be effective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.                                           Entire Agreement, Amendment and Waiver.  Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters.  The Executive and the Company acknowledge and agree that this Agreement amends and restates the Predecessor Agreement in its entirety and that as of the Effective Date the provisions of this Agreement shall replace each and every provision of the Predecessor Agreement, at which time the provisions of the Predecessor Agreement shall be null and void, and shall be of no further force or effect.  Except as set forth in Sections 9(f) and 16, this Agreement may be modified only in a written agreement signed by both the Executive and the Company’s authorized representative.  Any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

18.                                           Forum Selection.  The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Chicago, Illinois, and agree that any claim under this Agreement may be brought in any such court.  In any action or proceeding to enforce this Agreement, the non-prevailing party shall pay for any and all costs and expenses (including without limitation reasonable attorneys’ fees) of the prevailing party to the maximum extent permissible by applicable law.

19.                                           Governing Law.  This Agreement shall be governed by the internal laws of the state of Illinois, without regard to its conflict of laws rules.

20.                                           Headings.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

21.                                           Release of SIPP II and Predecessor Claims.  The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims that the Executive may have against the Company that existed on or prior to the Effective Date arising out of or concerning amounts that are or may have been due and owing to him pursuant to the SIPP II or the Predecessor Agreement, and the Executive expressly agrees that he is not entitled to and will not receive any payments, benefits, or other compensation or recovery of any kind from the Company with respect to the SIPP II or the Predecessor Agreement.

22.                                           Survival.  Sections 2(d) and 4 through 24 herein shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period or the Executive’s employment.

23.                                           Attorneys’ Fees for Negotiating This Agreement.  The Company shall pay within thirty (30) calendar days after receipt of the Invoices (as described below) the reasonable fees and expenses of the Executive’s outside legal counsel, accountants, and other advisors in connection with the negotiation and execution of this Agreement and the terms and conditions of his employment in an amount not to exceed $100,000, provided that the Company receives from the Executive or his advisors invoices for services provided to the Executive in connection with the negotiation and execution of this Agreement (“Invoices”) within sixty (60) days after the Effective Date.

24.                                           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

PATRICK J. MOORE		SMURFIT-STONE CONTAINER CORPORATION

/s/ Patrick J. Moore		By:	/s/ Ralph F. Hake

Date:	June 30, 2010	Position:	Chairman

		Date:	June 30, 2010